Exhibit 99.2

Good Morning,

My name is (operator) and I will be your conference operator today. At this time I would like to welcome everyone to the MTM Technologies Fourth Quarter Fiscal 2007 Financial Results conference call. On the call today is Steve Stringer, President and Chief Operating Officer of MTM Technologies, and Jay Braukman, Chief Financial Officer.

All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, please press star then the number 2 on your telephone keypad. Thank you. Mr. Braukman you may begin your conference.

Jay Braukman, CFO

Thank you. Good morning everyone and thank you for joining us today. I am Jay Braukman, Chief Financial Officer of MTM Technologies.   By now you should have received a copy of the press release that we issued last evening after market close. If you still need a copy of the release, please contact us at 203-975-3750 or you can view the release on our Web site at www.mtm.com.

Before we get started today, I'd like to remind everyone that except for any historical information contained on the call, the matters that we discuss contain certain forward-looking statements subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.

These risks and uncertainties include but are not limited to the volatility and cyclicality of the industries we serve, the timing of orders received from or services rendered to our clients and our ability to benefit from the continued cost improvement initiatives. Other risks are described in our Forms 10-K, 10-Q and other reports that we file with the SEC.

In addition, we assume no obligation to update the information that we provide to you during this call. I'll now turn the call over to Steve Stringer, President and COO of MTM Technologies.

Steve Stringer, President and COO

Thank you Jay and I’d also like to thank those of you joining us on the call as we review our fourth quarter and fiscal 2007 results.  Shortly after the fourth quarter close, we issued a press release disclosing, among other things, a transition in the leadership of MTM Technologies.  I am President and COO of MTM and I look forward to communicating with you on the progress of our business on a regular basis.

In fiscal 2007, we took aggressive actions to improve the long-term profitability profile of the company, including infrastructure and organizational changes that should also help to drive revenue growth and add visibility into our operations.  We are confident that these best position MTM to meet its long term growth and profitability objectives; however, the magnitude of these changes during a short period of time had a negative short term impact on our operational and financial performance.

Let’s take a look at where we’ve been and where we’re going:

For our fiscal year ending March 31, 2007, total revenues were $275 million, up 16% compared to fiscal 2006.  Product revenue of $207 million increased 18% and services revenue of $68 million increased 12%, each compared to the previous fiscal year.  In Q4, the company delivered total revenue of $62.3 million, which was down compared to both the third quarter and the prior year period.

Product revenues were $46.1 million, down 12% quarter over quarter and 16% year over year, while services revenues were $16.2 million, down 6% quarter over quarter and 2% year over year.  The shortfall in the fourth quarter was primarily driven by product revenue; while the shortfall in the services area was relatively modest.

In the fourth quarter we completed another major component of our restructuring efforts, that being the consolidation of the company’s front and back office systems.  The consolidation of our ERP and CRM systems, along with the roll out of our Managed Services Aware 360 NOC Platform is expected to reduce our ongoing costs.  In total, the cost savings associated with these initiatives are expected to drive $10 million in annualized cost savings.

In addition to the cost savings, we now have one consolidated financial and back-office system, centralized credit and collections, greater visibility into services head count utilization, better inventory management, more accurate deal forecasting, better visibility into our sales pipeline and greater internal controls.  This will allow us to more effectively plan, manage and execute our business plan moving forward.

While the fourth quarter did not meet our expectations, we believe that MTM has a unique value proposition to customers in the mid market.  This was partly evidenced by our customer wins and partner validation during the quarter, including:

•	GSA Schedule 70 contract award;

•	being named Cisco IPT Partner and Wireless Partner of Quarter for the Los Angeles commercial market;

•	being awarded a $1 million Avaya IPT contract that will link the client’s operations in Delaware with other facilities in North America and Canada;

•	MTM chosen to roll out of the new Cisco data networking infrastructure for a major hotel and casino in Atlantic City

I would now like to spend a little time talking about the strategic initiatives for 08.

First, we have de-layered the sales and services organization and we now take a national approach.  On the sales side, we have taken out layers of management moving to six sales areas reporting directly to the President.   This streamlines our sales process, increases our ability to close deals and takes costs out of organization.  On the services side of the business, our national focus enables us to deploy talent to projects without regard to geographic boundaries better matching skill sets with the project.  In addition, we can focus on company wide repeatable, profitable solution sets.

Second, now that we have a national CRM system, we have the tools in place to increase productivity and drive revenue growth.  We can more accurately identify sales opportunities and track them through the pipeline.   We can also better manage the productivity of our services teams through greater insight in to our utilization.

And third, we believe our Aware 360 Managed Services platform opens up new deal opportunities.  For those of you who are not familiar with the Aware 360 Managed Services Platform it provides network support and monitoring solutions.  Our sales organization is fully trained and they have quotas associated with selling this product.  We also have set up swat teams to identify deals and drive closure.  Aware 360 is a recurring revenue product and will add predictability to the model.

Fiscal 2007 was a year of transition for MTM Technologies.  There was a significant amount of heavy lifting associated with the integration of previous acquisitions.  During the fourth quarter, we took aggressive actions that we believe improve the Company’s ability to achieve and deliver revenue growth and profitability.  From a long-term perspective, we believe that MTM is making progress in building the preeminent national provider of IT solutions to the middle market.

With that, let me turn it over to Jay to review the financials in detail.

Jay Braukman, CFO

Thank you Steve and good morning everyone.  I’d like to review the highlights of our income statement and balance sheet, followed by a high level outlook for Fiscal 2008, before opening the call for a couple of questions.  Let’s start with the income statement:

Net revenue was $62.3 million for the quarter ended March 31, 2007, representing a decrease of 12% on a year-over-year basis and 11% on a sequential basis.  This was slightly below our preliminary estimate of $64 million, which we shared with investors after the quarter was over but prior to the completion of our quarter close and year-end audit process.

Within total revenue, product revenue was $46.1 million, representing 74% of total revenue.  Product revenue was down 12% compared to the previous quarter, and 16% on a year-over-year basis.  The decrease was driven by the additional restructuring in the quarter and the front office system consolidation.   Services revenue was $16.2 million, down 2% on a year-over-year basis and down 6% from the previous quarter.  The decrease was primarily due to our reorganization efforts and personnel realignment which resulted in a temporary reduction in utilization and revenue generation.  The overall consulting market remains strong particularly in our core areas of access and infrastructure.  This coupled with additional cost takeouts will result in productivity and margin gains throughout Fiscal 2008.

On a full fiscal year basis, total revenues were $275 million, up 16% compared to fiscal 2006.  Product revenue of $207 million increased 18% and services revenue of $68 million increased 12%.  The increase was due to the acquisition of NEXL which was not included in MTM consolidated results until the fourth quarter of 2006.

Gross profit was $12 million for the fourth quarter which resulted in an overall gross margin percent of 19.4%.  This represents a decrease of $2.3 million and less than one point compared to the same quarter a year ago.  Product gross margin for the fourth quarter was 14.5%, a decrease from 15.1% in the prior year’s quarter.  On the services side, gross margin was 33% in the fourth quarter, down from 37% in the prior year period.  Services margins were impacted from the year-over-year revenue decline, the relative mix of services engagements we experienced in the quarter and a temporary decline in utilization.  As we look ahead to fiscal 2008, we expect services margins to increase to a range of 37% to 40% due to the cost takeouts, productivity gains, and recent wins in our managed services segment.

Looking at operating expenses, our selling, general and administrative expense run rate, excluding depreciation, amortization, and stock based compensation, increased 28.1% year over year to $16.6 million and increased 13% on a sequential basis.  The year over year increase is attributable to provision for bad debt, professional fees and a reduction in capitalized labor of $2.2 million.  In the fourth quarter of 2006, we capitalized internal costs for the consolidation of our network operating centers and integration of our back office systems.  The build out is substantially complete with capitalized labor falling to $0.6 million in Q4 ’07.

Now that we are running a single ERP and CRM system, we have greater insights into our business, operations and services organization which will lead to efficiency and productivity gains throughout fiscal 2008.  On a net basis we have taken out approximately $10.0 million of annualized costs from our restructuring and systems and office consolidation.  We expect to see the benefits of these savings starting in Q1 ’08.

For the full year, EBITDA was a loss of $14.5 million versus positive $3.5 million in 2006.  EBITDA for the quarter was a loss of $6.1 million versus $51,000 last quarter.  The quarter over quarter EBITDA decrease was due to a $2.7 million reduction in gross margin, an increase in SG&A of $1.8 million, and restructuring of $1.5 million.  The SG&A change was due to increases in professional fees, bad debt, payroll taxes and facilities.

The Company believes that its non-GAAP measure of EBITDA provides a useful supplemental measure of its operating performance by excluding the impact of interest, taxes, depreciation, amortization, other expense and stock based compensation expense. These non-GAAP results should be evaluated in light of our financial results prepared in accordance with GAAP.

EBITDA is not a recognized measure for financial statement presentation under GAAP. Non-GAAP earnings measures do not have any standardized definition and are therefore unlikely to be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating operating performance.

The Company had a net loss available to common shareholders of $11.3 million, or $0.95 loss per share, for the quarter ended March 31, 2007 compared to a loss of $2.1 million, or $0.19 loss per share, in the March quarter last year   The increase in the net loss was due to an increase in operating expenses of $3.6 million, depreciation and amortization of $0.4 million, stock based compensation of $0.8 million, restructuring of $1.5 million and interest of $0.2 million.   We also accrued a preferred stock dividend of $930,000 for the period January 1, 2007 to March 31, 2007. This dividend is payable semiannually in arrears in either cash or stock and will total approximately $3.9 million annually. For the full year, our net loss available to common shareholders was $35.2 million or $3.00 loss per share.

Turning to the balance sheet.  Cash ended the quarter at $4.4 million, a decrease from $5.7 million at the end of the prior quarter.  The reduction in cash was due to cash payments associated with the recent restructuring activities and working capital needs.   As previously announced, on March 29, 2007 MTM received an additional $3.0 million of preferred equity financing from its existing investors, Pequot Ventures and Constellation Ventures, respectively.  In addition, on April 9, 2007, May 24, 2007 and May 31, 2007, MTM received $0.8 million, $4.5 million and $0.5 million of preferred equity financing from Pequot Ventures and Constellation Ventures, respectively.  We believe that the addition of $3.0 million to our balance sheet in the March quarter, plus the Q1 ’08 investments, provide us with liquidity to run the business.

In terms of guidance for fiscal year 08, the Company continues to expect revenues of approximately $265 million with service revenues representing 23% to 26% of total revenues.  The company also expects positive and increasing EBITDA in each quarter during fiscal 2008.

In summary, MTM has made significant progress this year on right sizing the organization, reorganizing the sales force and consolidating ERP and CRM systems which give greater clarity to the business.  We believe there are further efficiencies to be gained in the cost structure and there is a significant leverage opportunity as the company’s efforts to drive revenue growth begin to pay off.

Steve:  Thank you Jay – Operator, we can now take a couple of questions.

[Q&A PERIOD]

Steve - In closing, I would like to thank our associates, customers, and partners for their continued loyalty and support of MTM.  In a short period of time, we have achieved significant milestones, and we are optimistic that the changes we have made to our business will position MTM for a very bright future.

Thank you again for joining us today, and I look forward to speaking with you again on our next call.